Exhibit 99.1

Liberty Broadband Corporation Announces Ex-Dividend Date, When-Issued Trading and Trading Symbol Information for Rights Offering

ENGLEWOOD, Colo., December 8, 2014.  Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK) announced today that Nasdaq has established December 11, 2014 as the ex-dividend date for the distribution of subscription rights to purchase shares of Liberty Broadband’s Series C common stock (the “Series C Rights”) in connection with its previously announced rights offering.  Therefore, as a result of “due bill” trading procedures, those persons acquiring shares of Liberty Broadband’s common stock in the market through December 10, 2014 will be entitled to receive Series C Rights. Liberty Broadband expects that the Series C Rights will trade on a when-issued basis on the Nasdaq Global Select Market under the symbol “LBKRV” on December 10, 2014 and will begin trading in the regular way on the Nasdaq Global Select Market under the symbol “LBRKR” on December 11, 2014.

The completion of the Series C Rights distribution remains subject to the satisfaction of conditions, including the receipt of the opinion of tax counsel. Further, the board of directors of Liberty Broadband reserves the right to not complete the rights offering at any time, including following the completion of the distribution of the Series C Rights, and for any reason.

None of Liberty Broadband, its board of directors or any committee of its board of directors is making any recommendation to rightsholders as to whether to exercise or sell their Series C Rights. This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell shares of Series C common stock. Rightsholders should carefully read the final prospectus relating to the rights offering insofar as it relates to the rights offering before making any decisions with respect to their Series C Rights.

About Liberty Broadband Corporation

Liberty Broadband Corporation is comprised of, among other things, its interest in Charter Communications, its subsidiary TruePosition and a minority equity investment in Time Warner Cable.

Liberty Broadband Corporation
Courtnee Ulrich, 720-875-5420